EXHIBIT 10(x)

21ST CENTURY INSURANCE COMPANY

401(K) SUPPLEMENTAL PLAN

Amended and Restated as of January 1, 2001

Amended as of January 1, 2004

TABLE OF CONTENTS
Page
Purpose		1

ARTICLE 1	Definitions	1

ARTICLE 2	Selection, Enrollment, Eligibility	4

2.1	Selection by Committee	4
2.2	Enrollment Requirements	4
2.3	Eligibility; Commencement of Participation	4
2.4	Termination of Participation and/or Deferrals	4

ARTICLE 3	Deferral Commitments/Company Matching/Crediting Taxes	5

3.1	Amount of Deferrals	5
3.2	Election to Defer; Effect of Election Form	5
3.3	Withholding of Annual Deferral Amounts	5
3.4	Annual Company Matching Amount	5
3.5	Investment of Trust Assets	6
3.6	Vesting	6
3.7	Crediting/Debiting of Account Balances	6
3.8	FICA and Other Employment Taxes; Federal Income Tax	8

ARTICLE 4	Unforeseeable Financial Emergencies; Withdrawal Election	8

4.1	Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies	8
4.2	Withdrawal Election	8

ARTICLE 5	Retirement Benefit	9

5.1	Retirement Benefit	9
5.2	Payment of Retirement Benefit	9
5.3	Death Prior to Completion of Retirement Benefit	9

ARTICLE 6	Pre-Retirement Survivor Benefit	9

6.1	Pre-Retirement Survivor Benefit	9
6.2	Payment of Pre-Retirement Survivor Benefit	9

ARTICLE 7	Termination Benefit	10

7.1	Termination Benefit	10
7.2	Payment of Termination Benefit	10
7.3	Death Prior to Completion of Termination Benefit	10

ARTICLE 8	Disability Waiver and Benefit	11

8.1	Disability Waiver	11

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8.2	Continued Eligibility; Disability Benefit	11
8.3	Death Prior to Completion of Disability Benefit	11

ARTICLE 9	Beneficiary Designation	12

9.1	Beneficiary	12
9.2	Beneficiary Designation; Change; Spousal Consent	12
9.3	Acknowledgement	12
9.4	No Beneficiary Designation	12
9.5	Doubt as to Beneficiary	12
9.6	Discharge of Obligations	12

ARTICLE 10	Leave of Absence	12

10.1	Paid Leave of Absence	12
10.2	Unpaid Leave of Absence	12

ARTICLE 11	Termination, Amendment or Modification	13

11.1	Termination	13
11.2	Amendment	13
11.3	Plan Agreement	14
11.4	Effect of Payment	14

ARTICLE 12	Administration	14

12.1	Committee Duties	14
12.2	Agents	14
12.3	Binding Effect of Decisions	14
12.4	Indemnity of Committee	14
12.5	Employer Information	14

ARTICLE 13	Other Benefits and Agreements	15

13.1	Coordination with Other Benefits	15

ARTICLE 14	Claims Procedures	15

14.1	Presentation of Claim	15
14.2	Notification of Decision	15
14.3	Review of a Denied Claim	15
14.4	Decision on Review	16
14.5	Legal Action	16

ARTICLE 15	Trust	16

15.1	Establishment of the Trust	16
15.2	Interrelationship of the Plan and the Trust	16
15.3	Distributions From the Trust	16

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ARTICLE 16	Miscellaneous	16

16.1	Status of Plan	16
16.2	Unsecured General Creditor	16
16.3	Employer's Liability	17
16.4	Nonassignability	17
16.5	Not a Contract of Employment	17
16.6	Furnishing Information	17
16.7	Terms	17
16.8	Captions	17
16.9	Governing Law	17
16.10	Notice	18
16.11	Successors	18
16.12	Spouse's Interest	18
16.13	Validity	18
16.14	Incompetent	18
16.15	Court Order	18
16.16	Distribution in the Event of Taxation	18
16.17	Insurance	19

iii

21ST CENTURY INSURANCE COMPANY
401(K) SUPPLEMENTAL PLAN
Amended and Restated as of January 1, 2001
Amended as of November 1, 2003

Purpose

The purpose of this Plan is to provide specified benefits to a select group of management and highly compensated Employees who contribute materially to the continued growth, development and future business success of 21st Century Insurance Company and its subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. This document sets forth an amendment and restatement, effective January 1, 2001, of the Plan as originally adopted effective January 1, 1996. The Plan further is amended as of November 1, 2003.

ARTICLE 1
Definitions

For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1
"Account Balance" shall mean, with respect to a Participant, a credit on the records of the Employer equal to the sum of (i) the Deferral Account balance, and (ii) the vested Company Matching Account balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2
"Annual Bonus" shall mean any compensation, in addition to Base Annual Salary relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, payable to a Participant as an Employee under any Employer's annual bonus and cash incentive plans, excluding stock options.

1.3	"Annual Company Matching Amount" for any one Plan Year shall be the amount determined in accordance with Section 3.4.

1.4
"Annual Deferral Amount" shall mean that portion of a Participant's Base Annual Salary and Annual Bonus that a Participant elects to have, and is deferred, in accordance with Article 3, for any one Plan Year. In the event of a Participant's Retirement, Disability (if deferrals cease in accordance with Section 8.1), death or a Termination of Employment prior to the end of a Plan Year, such year's Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.5
"Base Annual Salary" shall mean the annual base salary payable to the Participant relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, directors fees and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee's gross income). Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant's gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

1.6
"Beneficiary" shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 9, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.7	"Beneficiary Designation Form" shall mean the form, including any electronic form, established from time to time by the Committee by which a Participant designates one or more Beneficiaries.

1.8	"Board" shall mean the board of directors of the Company.

1.9	"Claimant" shall have the meaning set forth in Section 14.1.

1.10	"Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.11	"Committee" shall mean the committee described in Article 12.

1.12	"Company" shall mean 21st Century Insurance Company and any successor to all or substantially all of the Company's assets or business.

1.13
"Company Matching Account" shall mean (i) the sum of all of a Participant's Annual Company Matching Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant's Company Matching Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Company Matching Account.

1.14
"Deferral Account" shall mean (i) the sum of all of a Participant's Annual Deferral Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant's Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.15	"Disability" shall mean a period of disability during which a Participant qualifies for disability benefits under the Company's long-term disability plan.

1.16	"Disability Benefit" shall mean the benefit set forth in Article 8.

1.17	"Election Form" shall mean the form, including any electronic form, established from time to time by the Committee by which a Participant makes an election under the Plan.

1.18	"Employee" shall mean a person who is an employee of any Employer.

1.19
"Employer(s)" shall mean the Company and/or any of its subsidiaries or joint ventures (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

1.20	"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.21	"401(k) Plan" shall mean the 21st Century Insurance Company Savings and Security Plan.

1.22
"Participant" shall mean any Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a Plan Agreement, an Election Form and a Beneficiary Designation Form, (iv) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, (v) who commences participation in the Plan, and (vi) whose Plan Agreement has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant's benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.23	"Plan" shall mean this 21st Century Insurance Company 401(k) Supplemental Plan, which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

1.24
"Plan Agreement" shall mean the agreement, including any electronic agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agreement executed by a Participant and the Participant's Employer shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement that was last received by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant.

1.25	"Plan Year" shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.26	"Pre-Retirement Survivor Benefit" shall mean the benefit set forth in Article 6.

1.27
"Quarterly Installment Method" shall be a quarterly installment payment over the number of quarters selected by the Participant in accordance with this Plan, calculated as follows: The Account Balance of the Participant shall be calculated as of the close of business on the Participant's last day of employment The quarterly installment for the next-following quarter shall be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of quarterly payments due the Participant. By way of example, if the Participant elects a 20 Quarterly Installment Method, the first payment shall be 1/20 of the Account Balance, calculated as described in this definition. The following year, the payment shall be 1/19 of the Account Balance, calculated as described in this definition. Each quarterly installment shall be paid on or as soon as practicable after the last business day of the applicable quarter.

1.28
"Retirement", "Retire(s)" or "Retired" shall mean, with respect to an Employee, severance from employment from all Employers for any reason other than a leave of absence, death or Disability on or after the earlier of the attainment of (a) age sixty-five (65) with five (5) Years of Service, or (b) age fifty-five (55) with ten (10) Years of Service.

1.29	"Retirement Benefit" shall mean the benefit set forth in Article 5.

1.30	"Termination Benefit" shall mean the benefit set forth in Article 7.

1.31
"Termination of Employment" or "Terminates" shall mean the severing of employment with all Employers, voluntarily or involuntarily, for any reason other than Retirement, Disability, death or an authorized leave of absence.

1.32	"Trust" shall mean one or more grantor trusts established by the Company.

1.33
"Unforeseeable Financial Emergency" shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Code Section 152(a)) of the Participant, (ii) a loss of the Participant's property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

1.34
"Years of Service" shall mean the total number of full years in which a Participant has been employed by one or more Employers. For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Employee's date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date. Any partial year of employment shall not be counted.

ARTICLE 2
Selection, Enrollment, Eligibility

2.1
Selection by Committee. Participation in the Plan shall be limited to a select group of management and highly compensated Employees of the Employers, as determined by the Committee in its sole discretion. From that group, the Committee shall select, in its sole discretion, Employees to participate in the Plan.

2.2
Enrollment Requirements. As a condition to participation in the Plan, as amended and restated herein, each selected Employee (even those who participated in the Plan prior to January 1, 2001) shall execute (including electronic execution) a Plan Agreement, an Election Form, and a Beneficiary Designation Form, all within 30 days after he or she is selected to participate in the Plan, and in no event later than the day before the effective date of the Participant's commencement of participation in the Plan. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3
Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Employee shall commence participation in the Plan on the first day of the month following the month in which the Employee completes all enrollment requirements. If an Employee fails to meet all such requirements within the period required, in accordance with Section 2.2, that Employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee of the required documents.

2.4
Termination of Participation and/or Deferrals. If the Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Participant's membership status changes, (ii) prevent the Participant from making future deferral elections and/or (iii) immediately distribute the Participant's then Account Balance as a Termination Benefit and terminate the Participant's participation in the Plan.

ARTICLE 3
Deferral Commitments/Company Matching/Crediting/Taxes

3.1	Amount of Deferrals.

For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary and Annual Bonus up to the following maximum percentages for each deferral elected:

Deferral	Maximum Amount
Base Annual Salary	80%
Annual Bonus	100%

Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount, with respect to both Base Annual Salary and Annual Bonus, shall be limited to the amount of compensation not yet earned by the Participant as of the date the Participant submits a Plan Agreement and Election Form to the Committee for acceptance.

No amounts shall be deferred as an Annual Deferral Amount under this Plan unless the Employee has elected to make the maximum permissible elective deferrals under the Company's 401(k) Plan.

3.2	Election to Defer; Effect of Election Form.

(a)
First Plan Year. In connection with a Participant's commencement of participation in the Plan, as amended and restated herein (even including Participants who actually commenced participation in the Plan prior to January 1, 2001), the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be executed by the Participant in accordance with Section 2.2 above.

(b)
Subsequent Plan Years. For each succeeding Plan Year, an irrevocable deferral election for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan, shall be made by timely delivering to the Committee, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made, a new Election Form. If no such Election Form is timely delivered for a Plan Year, the Annual Deferral Amount shall be zero for that Plan Year.

3.3
Withholding of Annual Deferral Amounts. For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Annual Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Annual Salary. The Annual Bonus portion of the Annual Deferral Amount shall be withheld at the time the Annual Bonus is or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

3.4
Annual Company Matching Amount. A Participant's Annual Company Matching Amount for any Plan Year shall be equal to the percentage of matching contributions (the "Matching Percentage") in effect under the Company's 401(k) Plan for the Plan Year multiplied by the sum of the Participant's Annual Deferral Amount and his or her elective deferrals under the Company's 401(k) Plan for such Plan Year, reduced by the amount of any matching contributions made to the 401(k) Plan on his or her behalf for the plan year of the 401(k) Plan that corresponds to the Plan Year. The Matching Percentage for the Plan Year beginning January 1, 2001 shall be an amount equal to seventy-five percent (75%). Thus, the Participant's Annual Company Matching Amount for 2001 shall be seventy-five percent (75%) multiplied by the sum of the Participant's Annual Deferral Amount and his or her elective deferrals to the Company's 401(k) Plan, to the extent such Annual Deferral Amount and elective deferrals do not exceed six percent (6%) of the sum of the Participant's Base Annual Salary and Annual Bonus for such Plan Year less amounts actually credited to the Company's 401(k) Plan for the applicable Plan Year.

3.5
Investment of Trust Assets. The Trustee of the Trust shall be authorized, upon written instructions received from the Committee or investment manager appointed by the Committee, to invest and reinvest the assets of the Trust in accordance with the applicable Trust Agreement, including reinvestment of the proceeds in one or more investment vehicles designated by the Committee.

3.6	Vesting.

(a)	A Participant shall at all times be 100% vested in his or her Deferral Account.

(b)	A Participant shall be vested in his or her Company Matching Account in accordance with the following schedule:

Years of Service on Date of Termination of Employment	Vested Percentage of Company Matching Account
Less than 2 years	0%
2 years	25%
3 years	50%
4 years	75%
5 years	100%

(c)	Notwithstanding paragraph (b), a Participant shall be 100% vested in his or her Company Matching Account if the Participant (1) attains age 65 while an Employee, or (2) dies while an Employee.

(d)
Notwithstanding paragraph (b), in the event of a Participant's Termination following a "Change in Control" as such term is defined from time to time in the 21st Century Insurance Company Supplemental Executive Retirement Plan, a Participant's interest in his or her Company Matching Account shall become fully vested and nonforfeitable.

3.7
Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant's Account Balance in accordance with the following rules:

(a)
Election of Measurement Funds. A Participant, in connection with his or her initial deferral election in accordance with Section 3.2(a) above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.7(c) below) to be used to determine the additional amounts to be credited to his or her Account Balance for the first pay period in which the Participant commences participation in the Plan and continuing thereafter for each subsequent pay period in which the Participant participates in the Plan, unless changed in accordance with the next sentence. The foregoing election shall also apply to amounts credited to a Participant prior to January 1, 2001. The Participant may (but is not required to) elect, by submitting an Election Form to the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the additional amounts to be credited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply upon its acceptance by the Committee in its discretion and continue thereafter until again changed in accordance with the previous sentence.

(b)
Proportionate Allocation. In making any election described in Section 3.7(a) above, the Participant shall specify on the Election Form, in increments of one percentage point (1%), the percentage of his or her Account Balance to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Account Balance).

(c)	Measurement Funds. The Participant may elect one or more measurement funds (the "Measurement Funds") for the purpose of crediting additional amounts to his or her Account Balance.

As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the date selected by the Committee.

(d)
Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its reasonable discretion, based on the performance of the Measurement Funds themselves. A Participant's Account Balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant, as determined by the Committee in its sole discretion, as though (i) a Participant's Account Balance were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such amounts, as of the close of business on the previous day, at the closing price on such date; (ii) the portion of the Annual Deferral Amount that was actually credited on that day, if any, were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such Annual Deferral Amount, as of the close of business on such day, at the closing price on such date; and (iii) any distribution made to a Participant that decreases such Participant's Account Balance ceased being invested in the Measurement Fund(s), in the percentages applicable to such amounts, as of the close of business on such date. A Participant's Annual Company Matching Amount shall be credited to his or her Account Balance for purposes of this Section 3.7(d) at the same time and in the same manner as the Annual Deferral Amount to which it relates.

(e)
No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant's election of any such Measurement Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

3.8	FICA and Other Employment Taxes; Federal Income Tax.

(a)
Annual Deferral Amounts. FICA and other employment taxes attributable to the Base Annual Salary portion of the Annual Deferral Amount shall be withheld by the Participant's Employer(s) at the time of each regularly scheduled Base Annual Salary payroll, and shall be deducted from the non-deferred portion of each such payroll. Employment taxes attributable to the Annual Bonus portion of the Annual Deferral Amount shall be withheld by the Participant's Employer(s) at the time the Annual Bonus is or otherwise would be paid to the Participant, and shall be deducted from the non-deferred portion of such Annual Bonus. If necessary, the Committee may reduce either the Base Annual Salary portion or the Annual Bonus portion of the Annual Deferral Amount in order to comply with this Section 3.8.

(b)
Company Matching Amounts. FICA and other employment taxes attributable to amounts in the Participant's Company Matching Account shall be withheld by the Participant's Employer(s) when, and as, the Participant becomes vested in such Company Matching Account. Such employment taxes shall be deducted from the non-deferred portion of the Participant's Base Annual Salary and/or Annual Bonus. If necessary, the Committee may reduce the vested portion of the Participant's Company Matching Account in order to comply with this Section 3.8.

(c)
Distributions. The Participant's Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income taxes and any other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.

ARTICLE 4
Unforeseeable Financial Emergencies; Withdrawal Election

4.1
Withdrawal Payout for Unforeseeable Financial Emergencies. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant's Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. If, subject to the sole discretion of the Committee, the petition for a payout is approved, such payout shall be made within 60 days of the date of approval.

4.2
Withdrawal Election. A Participant may elect, at any time, to withdraw all of his or her Account Balance, calculated as if there had occurred a Termination of Employment as of the day of the election, less a withdrawal penalty equal to 10% of such amount (the net amount shall be referred to as the "Withdrawal Amount"). This election can be made at any time, before or after Retirement, Disability, death or Termination of Employment, and whether or not the Participant is in the process of being paid pursuant to an installment payment schedule. If made before Retirement, Disability or death, a Participant's Withdrawal Amount shall be all or a portion of his or her Account Balance calculated as if there had occurred a Termination of Employment as of the day of the election. The Participant shall make this election by giving the Committee advance written notice of the election in a form determined from time to time by the Committee. The Participant shall be paid the Withdrawal Amount within 60 days of his or her election. Once the Withdrawal Amount is paid, the Participant's participation in the Plan shall be suspended during the Plan Year in which the withdrawal occurs and the next-following Plan Year.

ARTICLE 5
Retirement Benefit

5.1	Retirement Benefit. A Participant who Retires shall receive as a Retirement Benefit his or her Account Balance.

5.2
Payment of Retirement Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or pursuant to a Quarterly Installment Method of 20, 40 or 60 quarters. This election shall apply to amounts credited to the Participant prior to January 1, 2001, and shall supersede any elections previously made with respect to such amounts. The Participant may annually change his or her election to an allowable alternative payout period by submitting a new Election Form to the Committee, provided that any such Election Form is submitted at least one (1) year prior to the Participant's Retirement and is accepted by the Committee in its sole discretion. The Election Form most recently received by the Committee shall govern the payout of the Retirement Benefit. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, no later than sixty (60) days after the last day of the Plan Year in which the Participant Retires.

Notwithstanding any other provision of the Plan to the contrary, the Participant's Account shall be paid in the form of a lump sum if such Account is less than $25,000 as of the date the Participant Retires.

5.3
Death Prior to Completion of Retirement Benefit. If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant's unpaid Retirement Benefit payments shall continue and shall be paid to the Participant's Beneficiary over the remaining number of quarters and in the same amounts as that benefit would have been paid to the Participant had the Participant survived.

ARTICLE 6
Pre-Retirement Survivor Benefit

6.1
Pre-Retirement Survivor Benefit. The Participant's Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant's Account Balance if the Participant dies before he or she Retires, experiences a Termination of Employment or suffers a Disability.

6.2
Payment of Pre-Retirement Survivor Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form whether the Pre-Retirement Survivor Benefit shall be received by his or her Beneficiary in a lump sum or pursuant to a Quarterly Installment Method of 20, 40, or 60 quarters. The Participant may annually change this election to an allowable alternative payout period by submitting a new Election Form to the Committee, which form must be accepted by the Committee in its sole discretion. The Election Form most recently received by the Committee prior to the Participant's death shall govern the payout of the Participant's Pre-Retirement Survivor Benefit. If a Participant does not make any election with respect to the payment of the Pre-Retirement Survivor Benefit, then such benefit shall be paid in a lump sum. Despite the foregoing, if the Participant's Account Balance at the time of his or her death is less than $25,000, payment of the Pre-Retirement Survivor Benefit shall be made in the form of a lump sum. The lump sum payment shall be made, or installment payments shall commence, no later than sixty (60) days after the last day of the Plan Year in which the Committee is provided with proof that is satisfactory to the Committee of the Participant's death.

ARTICLE 7
Termination Benefit

7.1
Termination Benefit. The Participant shall receive a Termination Benefit which shall be equal to the Participant's Account Balance if a Participant experiences a Termination of Employment prior to his or her Retirement, death or Disability.

7.2
Payment of Termination Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Termination Benefit in a lump sum or pursuant to a Quarterly Installment Method of 20, 40 or 60 quarters. This election shall apply to amounts credited to the Participant prior to January 1, 2001, and shall supersede any election previously made with respect to such amounts. The Participant may annually change his or her election to an allowable alternative payout period by submitting a new Election Form to the Committee, provided that any such Election Form is submitted at least one (1) year prior to the Participant's Termination and is accepted by the Committee in its sole discretion. The Election Form most recently received by the Committee shall govern the payout of the Termination Benefit. If a Participant does not make any election with respect to the payment of the Termination Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, no later than sixty (60) days after the last day of the Plan Year in which the Participant Terminates.

Notwithstanding any other provision of the Plan to the contrary, the Participant's Account shall be paid in the form of a lump sum if such Account is less than $25,000 as of the date the Participant Terminates.

7.3
Death Prior to Completion of Termination Benefit. If a Participant dies after Termination but before the Termination Benefit is paid in full, the Participant's unpaid Termination Benefit payments shall continue and shall be paid to the Participant's Beneficiary over the remaining number of quarters and in the same amounts as that benefit would have been paid to the Participant had the Participant survived.

ARTICLE 8
Disability Waiver and Benefit

8.1	Disability Waiver.

(a)
Waiver of Deferral. A Participant who is determined by the Committee to be suffering from a Disability shall be excused from fulfilling that portion of the Annual Deferral Amount commitment that would otherwise have been withheld from a Participant's Base Annual Salary and/or Annual Bonus for the Plan Year during which the Participant first suffers a Disability. During the period of Disability, the Participant shall not be allowed to make any additional deferral elections, but will continue to be considered a Participant for all other purposes of this Plan.

(b)
Return to Work. If a Participant returns to employment with an Employer after a Disability ceases, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment or service and for every Plan Year thereafter while a Participant in the Plan; provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.2 above.

8.2
Continued Eligibility; Disability Benefit. A Participant suffering a Disability shall, for benefit purposes under this Plan, continue to be considered to be employed and shall be eligible for the benefits provided for in Articles 4, 5, 6 or 7 in accordance with the provisions of those Articles. Notwithstanding the above, the Committee shall have the right to, in its sole and absolute discretion and for purposes of this Plan only, deem the Participant to have experienced a Termination of Employment, or in the case of a Participant who is eligible to Retire, to have Retired, at any time (or in the case of a Participant who is eligible to Retire, as soon as practicable) after such Participant is determined to be suffering a Disability, in which case the Participant shall receive a Disability Benefit equal to his or her Account Balance at the time of the Committee's determination; provided, however, that should the Participant otherwise have been eligible to Retire, he or she shall be paid in accordance with Article 5. The Disability Benefit shall be paid in a lump sum within 60 days of the Committee's exercise of such right.

8.3
Death Prior to Completion of Disability Benefit. If a Participant dies before his or her Disability Benefit is paid in full, any unpaid portion of the Disability Benefit shall be paid to the Participant's Beneficiary in the same manner as that benefit would have been paid to the Participant had the Participant survived.

ARTICLE 9
Beneficiary Designation

9.1
Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

9.2
Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing the Beneficiary Designation Form and submitting it to the Committee, including electronic submission, in the method designated by the Committee. A Participant shall have the right to change a Beneficiary by completing a new Beneficiary Designation Form and otherwise complying with the Committee's rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant's spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form received by the Committee prior to a Participant's death.

9.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

9.4
No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and 9.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant's estate.

9.5
Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant's Employer or the Trust to withhold such payments until this matter is resolved to the Committee's satisfaction.

9.6
Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant's Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 10
Leave of Absence

10.1
Paid Leave of Absence. If a Participant is authorized by the Participant's Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

10.2
Unpaid Leave of Absence. If a Participant is authorized by the Participant's Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.

ARTICLE 11
Termination, Amendment or Modification

11.1
Termination. Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees, by action of its board of directors. Upon the termination of the Plan with respect to any Employer, the Plan Agreements of the affected Participants who are employed by that the Employer shall terminate and their Account Balances, determined as if they had experienced a Termination of Employment on the date of Plan termination or, if Plan termination occurs after the date upon which a Participant was eligible to Retire, then with respect to that Participant as if he or she had Retired on the date of Plan termination, shall be paid to the Participants as follows: If the Plan is terminated with respect to all of its Participants, an Employer shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay such benefits in a lump sum or pursuant to a Quarterly Installment Method of up to 60 quarters, with amounts credited and debited during the installment period as provided herein. If the Plan is terminated with respect to less than all of its Participants, an Employer shall be required to pay such benefits in a lump sum. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination; provided however, that the Employer shall have the right to accelerate installment payments without a premium or prepayment penalty by paying the Account Balance in a lump sum or pursuant to a Quarterly Installment Method using fewer quarters (provided that the present value of all payments that will have been received by a Participant at any given point of time under the different payment schedule shall equal or exceed the present value of all payments that would have been received at that point in time under the original payment schedule).

11.2
Amendment. Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer by the action of its board of directors; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant's Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification, and (ii) no amendment or modification of this Section 11.2 of the Plan shall be effective. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification; provided, however, that the Employer shall have the right to accelerate installment payments by paying the Account Balance in a lump sum or pursuant to a Quarterly Installment Method using fewer quarters (provided that the present value of all payments that will have been received by a Participant at any given point of time under the different payment schedule shall equal or exceed the present value of all payments that would have been received at that point in time under the original payment schedule).

11.3
Plan Agreement. Despite the provisions of Sections 11.1 and 11.2 above, if a Participant's Plan Agreement contains benefits or limitations that are not in this Plan document, the Employer may only amend or terminate such provisions with the consent of the Participant.

11.4
Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, 6, 7 and 8 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant's Plan Agreement shall terminate.

ARTICLE 12
Administration

12.1
Committee Duties. Except as otherwise provided in this Article 12, this Plan shall be administered by a Committee which shall consist of the Board, or such committee as the Board shall appoint. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. Benefits under this Plan will be paid only if the Committee decides in its discretion that the claimant is entitled to them. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

12.2
Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

12.3
Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

12.4
Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.

12.5
Employer Information. To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE 13
Other Benefits and Agreements

13.1
Coordination with Other Benefits. The benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant's Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 14
Claims Procedures

14.1
Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

14.2	Notification of Decision. The Committee shall consider a Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

(a)	that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

(b)
that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 14.3 below.

14.3
Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):

(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole discretion, may grant.

14.4
Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee's decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)	such other matters as the Committee deems relevant.

14.5
Legal Action. A Claimant's compliance with the foregoing provisions of this Article 14 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 15
Trust

15.1
Establishment of the Trust. The Company shall establish the Trust, and each Employer shall at least annually transfer over to the Trust such assets as the Employer determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Annual Deferral Amounts, Annual Company Contribution Amounts, and Company Matching Amounts for such Employer's Participants for all periods prior to the transfer, as well as any debits and credits to the Participants' Account Balances for all periods prior to the transfer, taking into consideration the value of the assets in the trust at the time of the transfer.

15.2
Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

15.3
Distributions From the Trust. Each Employer's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer's obligations under this Plan.

ARTICLE 16
Miscellaneous

16.1
Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that "is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employee" within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

16.2
Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer's assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

16.3
Employer's Liability. An Employer's liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

16.4
Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

16.5
Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an Employee or a Director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

16.6
Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

16.7
Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

16.8	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.9
Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of California, without regard to its conflicts of laws principles.

16.10
Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

401(k) Supplemental Plan Committee 21st Century Insurance Company
6301 Owensmouth Avenue
Woodland Hills, CA 91367

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

16.11
Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant's Employer and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

16.12
Spouse's Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

16.13
Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

16.14
Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

16.15
Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant's benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse's or former spouse's interest in the Participant's benefits under the Plan to that spouse or former spouse.

16.16	Distribution in the Event of Taxation.

(a)
In General. If, for any reason, all or any portion of a Participant's benefits under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld, a Participant's Employer shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant's unpaid Account Balance under the Plan). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant's petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

(b)
Trust. If the Trust terminates in accordance with its terms and benefits are distributed from the Trust to a Participant in accordance therewith, the Participant's benefits under this Plan shall be reduced to the extent of such distributions.

16.17
Insurance. The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

IN WITNESS WHEREOF, the Company has signed this Plan document as of December 19, 2003.

21ST CENTURY INSURANCE COMPANY

By: __________________________________
Richard A. Andre

Title:_Sr. Vice-President, Human Resources____________

By: __________________________________
Michael Cassanego

Title: Sr. Vice-President & General Counsel_____________